UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

July 26, 2007

LEXMARK INTERNATIONAL, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-14050	06-1308215
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Lexmark Centre Drive
740 West New Circle Road
Lexington, Kentucky 40550
(Address of Principal Executive Offices) (Zip Code)

(859) 232-2000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 26, 2007, Lexmark International, Inc. (the "Company") and Mr. Najib Bahous, age 51, Vice President and President of the Consumer Printer Division ("CPD") entered into an agreement that, effective July 27, 2007, Mr. Bahous would relinquish his role in CPD and will become Vice President and General Manager, Europe, Middle East & Africa, effective October 1, 2007.  Through September 30, 2007, Mr. Bahous' current compensation will remain in effect and any annual incentive award that otherwise would be payable will be prorated.  Effective October 1, 2007 Mr. Bahous' annual salary will become 350,000 Euros and his annual incentive compensation will be based on 20% Corporate Objective, 60% EMEA Objective and 20% Personal Objective.  Mr. Bahous' annual incentive award opportunity after October 1, 2007 will be determined by full year actual performance and will be prorated as of October 1, 2007 based on 105,000 Euros at Threshold attainment, 210,000 Euros at Target attainment and 332,500 Euros at Maximum attainment.

The Company and Mr. Bahous will terminate the existing Employment Agreement expiring June 30, 2008, the Change in Control Agreement dated July 1, 2004 and the Indemnification Agreement dated July 1, 2004, and Lexmark International Technology, S.A., a Swiss company, will enter into an employment agreement with Mr. Bahous on terms substantially similar to those provided executive level employees located in Geneva, Switzerland.

Also effective July 27, 2007, Paul A. Rooke, age 49, Executive Vice President and President of the Printing Solutions and Services Division ("PS&SD") relinquished his role in PS&SD to become Executive Vice President and President of CPD.  All terms of the existing agreements between the Company and Mr. Rooke (the Employment Agreement, Change in Control Agreement and Indemnification Agreement) will remain unchanged.  Mr. Rooke's annual incentive compensation will remain six-tenths of one percent of Operating Income pursuant to the Senior Executive Incentive Compensation Plan, however, in 2007 and 2008 any negative discretion exercised by the Compensation and Pension Committee will be adjusted to give Mr. Rooke the benefit of the greater of the Worldwide Business Unit Objective attainment for CPD and PS&SD.  Mr. Rooke received a grant of 25,000 stock options with an exercise price of $42.21, the closing price of the stock on July 26, 2007, that vest ratably over a period of three years and expire after ten years.

Mr. Rooke has been Executive Vice President and President of PS&SD since October 2002.  Prior to such time and since May 2001, Mr. Rooke served as Vice President and President of PS&SD.  From December 1999 to May 2001, Mr. Rooke was Vice President and President of the Company's Business Printer Division, and from June 1998 to December 1999, Mr. Rooke was Vice President and President of the Company's Imaging Solutions Division.

Finally, effective on July 27, 2007, Martin S. Canning, age 44, Vice President and General Manager, PS&SD Worldwide Marketing and Lexmark Services and PS&SD North American Sales and Marketing, relinquished that role to become Vice President and President of PS&SD.

Prior to his new assignment, Mr. Canning served from 2002 to 2006 as Vice President and General Manager, PS&SD Worldwide Marketing and Lexmark Services.  From 1999, when Mr. Canning joined Lexmark, until 2002, Mr. Canning served as Vice President and General Manager of Lexmark Services.

Mr. Canning's annual salary under his Employment Agreement dated June 1, 2003 (which automatically renewed for a two (2) year term beginning June 30, 2007) will be $450,000.  Mr. Canning's annual incentive compensation will be based on 30% Corporate Objective, 50% Worldwide Business Unit Objective and 20% Personal Objective, and his award opportunity for 2007 will be determined by full year actual performance and prorated as of July 31, 2007 based on $135,000 at Threshold attainment, $315,000 at Target attainment and $630,000 at Maximum attainment.  Mr. Canning received a grant of 25,000 stock options with an exercise price of $42.21, the closing price of the stock on July 26, 2007, that vest ratably over a period of three years and expire after ten years.  It is the Company's intent to enter into a Change in Control Agreement (which will provide for a payment of two (2) times his annual salary and targeted incentive compensation) and an Indemnification Agreement, each with terms substantially similar to the Employment Agreement, Change in Control Agreement and Indemnification Agreement described in the Company's Proxy Statement dated March 21, 2007 and filed as Exhibit 10.2 to the Form 10-Q for the quarter ended June 30, 2003, and Exhibits 10.3 and 10.2 to the Form 10-Q for the quarter ended September 30, 1998.

Item 9.01.     Financial Statements and Exhibits.

(d)	Exhibits

	Exhibit No.	Description of Exhibit

	99.1	Press Release issued by Lexmark International, Inc., dated July 27, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lexmark International, Inc.
(Registrant)

July 27, 2007	By:	/s/ John W. Gamble, Jr.
John W. Gamble, Jr.
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1	Press Release issued by Lexmark International, Inc., dated July 27, 2007.